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                                                                   Exhibit 10.10

                                     [LOGO]
                              DANAHER CORPORATION

                           INTER-OFFICE COMMUNICATION

                        -STRICTLY PRIVATE & CONFIDENTIAL-


DATE:      September 11, 2000

TO:        Dan Pryor

FROM:      Larry Culp

SUBJECT:   Promotional Opportunity, Vice President - Strategic Development

COPIES:    George Sherman, Dennis Longo






Dan,

We're genuinely excited about the career growth opportunity that the Vice President - Strategic Development position presents for you.

I'd like to document this promotional opportunity, and your acceptance. This promotional offer is contingent upon completion and signing of our Employment Agreement (copy enclosed).

Title:                            Vice President - Strategic Development;
                                  Corporate Officer, Danaher Corporation
Start Date:                       TBD
Compensation:
     Annual Base Salary:          $180,000.00
     Annual Target Bonus ($/%):   $ 81,000.00 / 45%
                                  -----------
     Annual Target Total:         $261,000.00


Your next regularly scheduled performance and salary review will be twelve months from your start date. Your participation in the Executive Incentive Compensation Plan (ICP) will increase to the 45% target level. For 2000, your ICP will be pro-rated based on the EWQ financial factor at your previous base salary and target percentage, and the corporate financial factor and new base salary and target percentage effective with your start date as VP - Strategic Development. You will continue to participate in the Danaher Executive Deferred Incentive Plan (EDIP).

Also, your participation in the company's auto lease program will now provide you with a Level I car (Lexus LS400 or equivalent). Under the lease program you will expense gas, oil, and maintenance, while the company will provide insurance for the leased vehicle. This program is considered taxable income and will be treated as such.

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                                                                          Page 2
                                                         Promotional Opportunity

You will continue to participate in the Danaher Employee Stock Option Program. A recommendation will be made to the Danaher Corporation Board of Directors to grant you an option of 10,000 shares. This option award is scheduled to be formally approved by the Board at the December 2000 meeting. The price of these share options will be established by the NYSE closing price on the day of that board meeting. You will be eligible for additional annual option grants beginning in 2001.

As a Corporate Officer of Danaher Corporation, you will be provided with reimbursement of personal tax preparation expenses. This benefit provides reimbursed expenses to a maximum of $3,000.00 annually using our preferred provider, Arthur Anderson. Should you choose an alternative provider for tax preparation, these expenses will be reimbursed to a maximum of $1,500.00 annually. Again, this is a taxable benefit and will be treated as such.

Should you have any questions, please don't hesitate to discuss them with Dennis Longo or me at your convenience. In order to confirm your acceptance and understanding of these terms and conditions, please sign the original copy of this memo in the space indicated below and return it to me. An additional copy is enclosed for your personal records.

/s/ Larry

H. Lawrence Culp, Jr.
Chief Operating Officer

HLC:cq
cc: D.A. Longo
    G.M. Sherman
Enclosure - Employment Agreement

       I understand and accept the conditions of this offer of employment.

                      /s/ Daniel A. Pryor      10/31/00
                     -----------------------------------
                            Daniel A. Pryor / Date

As amended per discussion with Dennis Longo (new base salary and ICP to be effective 7/1/00)

/s/ DL             /s/ DAP